Exhibit 8.1

Escrow Services Agreement

This Escrow Services Agreement (this “Agreement”) is made and entered into as of [•] by and between Prime Trust, LLC (“Prime Trust” or, together with its successors, “Escrow Agent”) and Blockstack PBC (the “Issuer”).

Recitals

WHEREAS, the Issuer proposes to offer for sale and sell securities to prospective investors (“Subscribers”), as disclosed in its offering materials, in a registered offering pursuant to the Securities Act of 1933, as amended, or exemption from registration (i.e. Regulation A+, D or S)  (the “Offering”), the equity, debt or other securities of the Issuer (the “Securities”) in the amount of up to the maximum amount of $50,000,000 (the “Maximum Amount of the Offering”).  There is no minimum offering amount or contingency in the Offering;

WHEREAS, Issuer desires to establish an Escrow Account in which funds received in USD from Subscribers will be held during the Offering, subject to the terms and conditions of this Agreement; and

WHEREAS, Prime Trust agrees to serve as third-party escrow agent for the Subscribers with respect to such Escrow Account (as defined below) in accordance with the terms and conditions set forth herein.

Agreement

NOW THEREFORE, in consideration for the mutual covenants, promises, agreements, representations, and warranties contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties herby agree as follows:

1.              Establishment of Escrow Account.  Prior to the Issuer initiating the Offering, and prior to the receipt of the first Subscriber funds in USD, Escrow Agent shall establish an account for the Issuer (the “Escrow Account”).  Escrow Agent shall only serve as escro agent for subscriptions to the Offering made in USD.  Prime Trust agree to maintain the Escrow Account and Escrow Amount (as defined below) in a manner that is compliant with banking and securities regulations.  For purposes of communications and directives, Escrow Agent shall be the sole administrator of the Escrow Account.

2.              Escrow Period.  The escrow period (“Escrow Period”) shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of the following:

a.              The date determined by the Issuer to close, in whole or in part, the Offering, which the Issuer shall notify the Escrow Agent of three (3) days in advance through the mechanisms described in Section 4; or

b.              [         ], the date that is 120 days following the commencement of the Offering; or

c.               The date upon which a determination is made by Issuer and/or their authorized representatives to terminate the Offering; or

d.              Escrow Agent’s exercise of the termination rights specified in Section 9.

Upon termination of the Escrow Period in accordance with clause (a), Escrow Agnet shall remit the  Escrow Account to the Issuer and such funds shall become the property of the Issuer.  Upon termination of the Escrow Period in accordance with clasue (b) or (c), Escrow Agent shall remit the Escrow Amount received from each Subscriber to such Subscriber.  During the Escrow Period, the parties agree that (i) the Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and that (ii) the Issuer is not entitled to any funds received into the Escrow Account, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, except as provided in this Section 2 or pursuant to the termination provisions of Section 9.

3.              Deposits into the Escrow Account.  All Subscribers will be directed by the Issuer and its agents to transmit their data and subscription amounts, via Escrow Agent’s technology systems (the “Issuer Dashboard”), directly to the Escrow Account to be held for the benefit of Subscribers in accordance with the terms of this Agreement and applicable regulations.  All Subscribers will transfer funds directly to the Escrow Agent (with checks, if any, made payable to “Prime Trust, LLC as Escrow Agent for Investors in Blockstack PBC”) for deposit into the Escrow Account.  Escrow Agent shall process all Escrow Amounts for collection through the banking system, as applicable, shall hold such funds, and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid.  All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the “Escrow Amount.”  No interest shall be paid to Issuer or Subscribers on balances in the Escrow Account.  Issuer shall promptly, concurrent with any new or modified subscription agreement (each a “Subscription Agreement”) and/or offering documents, provide Escrow Agent with a copy of the Subscriber’s Subscription Agreement and other information as may be reasonably requested by Escrow Agent in the performance of their duties under this Agreement.  Escrow Agent is under no duty or responsibility to enforce collection of any funds delivered to it hereunder.  Issuer shall assist Escrow Agent with clearing any and all AML and ACH exceptions.

Funds Hold — clearing, settlement and risk management policy: All parties agree that funds are considered “cleared” as follows:

* Wires — 24 hours after receipt of funds

* Checks — 10 days after deposit

* ACH — As transaction must clear in a manner similar to checks, and as federal regulations provide investors with sixty (60) days to recall funds.  For risk reduction and protection, in making an effort to provide flexibility to Issuer, the Escrow Agent shall at its discretion post funds as cleared starting 10 calendar days after receipt.  Of course, regardless of this operating policy, Issuer remains liable to immediately and without protestation or delay return to Prime Trust any funds recalled for whatever reason pursuant to federal regulations.

Notwithstanding the foregoing, cleared funds remain subject to internal compliance review in accordance with internal procedures and applicable rules and regulations.  Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent, in its sole and absolute discretion, deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with laws, rules, regulations or best practices.  Escrow Agent shall not accept subscription amounts in virtual currencies or other forms of payments not provided for herein.

4.              Disbursements from the Escrow Account.

In addition to disbursements made upon termination of the Agreement in accordance with Section 2, in the event Escrow Agent receives a written instruction from Issuer (generally via notification on the Issuer Dashboard), Escrow Agent shall, pursuant to those instructions, make a disbursement to the Issuer or any Subscribers specified in such instruction (if such Subscriber’s subscription has been rejected or revoked in accordance with such Subscriber’s Subscription Agreement) from the Escrow Account.  Issuer acknowledges that there is a 24-hour (one business day) processing time once a request has been received to disburse funds from the Escrow Account.  Furthermore, Issuer directs Escrow Agent to accept instructions regarding fees from the API integrated platform or portal through which this Offering is being conducted, if any.

5.              Collection Procedure.  Escrow Agent is hereby authorized, upon receipt of Subscriber funds, to promptly deposit them in the Escrow Account.  Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH chargebacks and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the Escrow Account ledger accessible via Escrow Agent’s API or dashboard technology.  Any and all escrow fees shall be paid by Issuer, including those for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled.  In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover such refunds, returns or recalls.  If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions Issuer determines appropriate, but Issuer shall regardless remit funds to Escrow Agent and not involve Escrow Agent in any such disputes.

6.              Escrow Administration Fees, Compensation of Prime Trust.  Escrow Agent is entitled to the escrow administration fees from Issuer as set forth in Schedule A attached hereto.  All fees are charged immediately upon receipt of this Agreement and then immediately as they are incurred in Escrow Agent’s performance hereunder and are not contingent in any way on the success or failure of the Offering or transactions contemplated by this Agreement.  No fees, charges or expense reimbursements of Escrow Agent are reimbursable, and are not subject to pro-rata analysis.  All fees and charges, if not paid by a representative of Issuer (e.g. funding platform, lead syndicate broker, etc.), may be made via either Issuer’s credit card or ACH information on file with Escrow Agent.  Escrow Agent may also collect its fee(s), at its option, from any other account held by the Issuer at Prime Trust.  It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by Issuer or Escrow Agent shall be paid out of or chargeable to the investor funds on deposit in the Escrow Account.

7.              Representations and Warranties of the Issuer.  The Issuer covenants and makes the following representations and warranties to Escrow Agent:

a.              It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.              This Agreement and the transactions contemplated thereby have been duly approved by all necessary actions, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes a valid and binding agreement enforceable in accordance with its terms.

c.               The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

d.              The Offering shall contain a statement that Escrow Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Escrow Agent has not and shall not be used in any manner in connection with the Offering of the Securities other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

e.               No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Amount or any part thereof.  No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Amount or any part thereof.

f.                It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

g.               Its business activities are in no way related to cannabis, gambling, pornography, or firearms.

h.              The Offering complies in all material respects with all applicable laws, rules and regulations.

i.                  All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Amount.

8.              Representations and Warranties of the Escrow Agent.  The Escrow Agent covenants and makes the following representations and warranties to the Issuer:

a.              It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.              This Agreement and the transactions contemplated thereby have been duly approved by all necessary actions, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes a valid and binding agreement enforceable in accordance with its terms.

c.               The execution, delivery, and performance of this Agreement will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement,to which it is a party or any of its property is subject.

d.              It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

e.               Its business activities are in no way related to cannabis, gambling, pornography, or firearms.

f.                The Escrow Agent will perform all activities related to this Agreement in all material respects with all applicable laws, rules and regulations.  Without limiting the generality of the foregoing, the Escrow Agent is not registered and not required to register as a broker-dealer with any state or federal regulator based on its activities under this Agreement.

g.               All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete throughout the term of this Agreement.

9.              Term and Termination.  This Agreement will remain in full force during the Escrow Period and shall terminate upon the following:

a.              As set forth in Section 2.

b.              Termination for Breach.  Either party may terminate this Agreement if the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days after delivery of notice of such breach.

c.               Escrow Agent’s Resignation.  Escrow Agent may unilaterally resign by giving written notice to Issuer, whereupon Issuer may  appoint a successor escrow agent.  No such resignation shall be effective, however, until a successor escrow agent appointed in accordance with this Section 9.c accepts such appointment in accordance with Section 9.d below and the Escrow Amount has been delivered to an account or accounts designated by the successor escrow agent in a manner reasonably acceptable to the successor escrow agent and the Issuer, or until another disposition of the subject matter has been agreed upon by the parties.  If Issuer does not appoint  a successor escrow agent or any such successor escrow agent shall have failed to accept its appointment and delivery of the Escrow Amount thirty (30) days after such notice of resignation is given to the Issuer, the Escrow Agent may, upon ten (10) Business Days’ notice to the Issuer, appoint a successor, provided that such successor accepts such appointment and delivery of the Escrow Amount in accordance with this Section 9.c and Section 9.d below and is reasonably acceptable to the Issuer.  Notwithstanding the foregoing, Escrow Agent shall at all times have a duty to keep the subject matter whole.

d.              Acceptance by Successor Escrow Agent.  Any successor escrow agent appointed as provided in Section 9.c shall execute, acknowledge and deliver to the Issuer and to its predecessor Escrow Agent an instrument accepting such appointment hereunder and delivery of the Escrow Amount, and explicitly assuming all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Escrow Agent herein.  On the written request of the Issuer or of the successor escrow agent, the Escrow Agent ceasing to act shall execute and deliver an instrument transferring to such successor escrow agent all the rights and powers of the Escrow Agent so ceasing to act and shall deliver to the successor escrow agent any and all instruments in writing for more fully and certainly vesting in and confirming to such successor escrow agent all such rights and powers.

10.       Binding Arbitration, Applicable Law, Venue, and Attorney’s Fees.  This Agreement is governed by, and will be interpreted and enforced in accordance with, the laws of the State of Nevada, as applicable, without regard to principles of conflict of laws.  Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the American Arbitration Association, with venue in Clark County, Nevada.  The parties hereto consent to this method of dispute resolution, as well as jurisdiction, and consent to this being a convenient forum for any such claim or dispute and waives any right it may have to object to either the method or jurisdiction for such claim or dispute.  Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees and costs and the decision of the arbitrator shall be final, binding and enforceable in any court.

11.       Limited Capacity of Escrow Agent.  This Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Agreement against Escrow Agent.  Escrow Agent acts hereunder as an escrow agent only and is not associated, affiliated, or involved in the business decisions or business activities of Issuer, portal, or Subscriber.  Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter.  Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction, or request furnished to it hereunder, including, without limitation, the authority or the identity of any signer thereof, believed by it to be genuine, and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction, or request.  Escrow Agent shall in no way be responsible for notifying, nor shall it be responsible to notify, any party thereto or any other party interested in this Agreement of any payment required or maturity occurring under this Agreement or under the terms of any instrument deposited herewith.  Escrow Agent’s entire liability, and Issuer’s exclusive remedy, in any cause of action based on contract, tort, or otherwise in connection with any services furnished pursuant to this Agreement shall be limited to the total fees paid to Escrow Agent by Issuer, except in the case of Escrow Agent’s or any other Escrow Agent Indemnified Party’s (as defined below) negligence, act of bad faith, fraud, willful misconduct or willful breach of this Agreement, which shall be subject to the provisions of Section 12.  The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any reasonable liability whatsoever in acting in accordance with the opinion or instruction of such counsel.  Issuer shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

12.       Indemnity.  Issuer agrees to defend, indemnify and hold Escrow Agent and its related entities, directors, employees, service providers, advertisers, affiliates, officers, agents, and partners and third-party service providers (collectively, “Escrow Agent Indemnified Parties”) harmless from and against any loss, liability, claim, or demand, including attorney’s fees (collectively “Expenses”), made by any third party due to or arising out of (i) this Agreement or a breach of any provision in this Agreement, or (ii) any change in regulation or law, state or federal, and the enforcement or prosecution of such as such authorities may apply to or against Issuer.  This indemnity shall include, but is not limited to, all Expenses incurred in conjunction with any interpleader that Escrow Agent may enter into regarding this Agreement and/or third-party subpoena or discovery process that may be directed to Escrow Agent Indemnified Parties.  It shall also include any action(s) by a governmental or trade association authority seeking to impose criminal or civil sanctions on any Escrow Agent Indemnified Parties based on a connection or alleged connection between this Agreement and Issuers business and/or associated persons.  These defense, indemnification and hold harmless obligations will survive termination of this Agreement.  Escrow Agent reserves the right to control the defense of any such claim or action and all negotiations for settlement or compromise, and to select or approve defense counsel, and Issuer agrees to fully cooperate with Escrow Agent in the defense of any such claim, action, settlement, or compromise negotiations.  Notwithstanding the foregoing, the Escrow Agent Indemnified Parties shall not be entitled to indemnification in the event of the Escrow Agent Indemnified Parties’ negligence, act of bad faith, fraud, willful misconduct or willful breach of this Agreement.  In the event of Escrow Agent Indemnified Parties’ negligence, act of bad faith, fraud, willful misconduct or willful breach of this Agreement, Escrow Agent agrees to defend, indemnify and hold Issuer and its related entities, directors, employees, service providers, advertisers, affiliates, officers, agents, and partners and third-party service providers harmless from and against any Expenses under the same terms as above.

13.       Entire Agreement, Severability and Force Majeure.  This Agreement contains the entire agreement between Issuer and Escrow Agent regarding the Escrow Account.  If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect.  Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

14.       Escrow Agent Compliance.  Escrow Agent will comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, law enforcement or prosecution policies, and any interpretations of any of the foregoing.  Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Escrow Agent.  Changes to this Agreement will be subject to consent of both parties.  The parties may act or refrain from acting in respect of any matter referred to in this Escrow Agreement in full reliance upon and by and with the advice of its legal counsel and shall be fully protected in so acting or in refraining from acting upon advice of counsel.  In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to (i) refrain from taking any action other than to keep safe the Escrow Amounts until directed otherwise by a court of competent jurisdiction or, (ii) interplead the Escrow Amount to a court of competent jurisdiction.

15.       Waivers.  No waiver by any party to this Agreement of any condition or breach of any provision of this Agreement will be effective unless in writing.  No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

16.       Notices.  Any notice to Escrow Agent is to be sent to escrow@primetrust.com, and any notices to Issuer will be to legal@blockstack.com.

Any party may change their notice or email address giving notice thereof in accordance with this Paragraph.  All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested.  Furthermore, all parties hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth above or as otherwise from time to time changed or updated in Issuer Dashboard, directly by the party changing such information, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties.  If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider or technology, or due to a recipients’ change of address, or due to technology issues by the recipients’ service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received.  No physical, paper documents will be sent to Issuer, including statements, and if such documents are desired then that party agrees to directly and personally print, at their own expense, the electronically-sent communication(s) or dashboard reports and maintaining such physical records in any manner or form that they desire.

17.       Counterparts; Facsimile; Email; Signatures; Electronic Signatures.  This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto.  This Agreement may be executed by signatures, electronically or otherwise, and delivered by email in .pdf format, which shall be binding upon each signing party to the same extent as an original executed version hereof.

18.       Substitute Form W—9: Taxpayer Identification Number certification and backup withholding statement.  PRIVACY ACT STATEMENT: Section 6109 of the Internal Revenue Code requires the Issuer to provide Escrow Agent with its correct Taxpayer Identification Number (TIN).  Under penalties of Perjury, Issuer certifies that: (1) the tax identification number provided to Escrow Agent is the correct taxpayer identification number and (2) Issuer is not subject to backup withholding because: (a) Issuer is exempt from backup withholding, or, (b) Issuer has not been notified by the Internal Revenue Service (“IRS”) that it is subject to backup withholding.  Notification Obligation: Issuer agrees to immediately inform Prime Trust in writing if it has been, or at any time in the future is notified by the IRS that Issuer is subject to backup withholding.

19.       Survival.  Even after this Agreement is terminated, certain provisions will remain in effect, including but not limited to Sections 3, 4, 5, 9, 10, 11, 12 and 14 of this Agreement.  Upon any termination, Escrow Agent shall be compensated for the services as of the date of the termination or removal.

[Signature Page Follows]

Consent is Hereby Given: By signing this Agreement electronically, Issuer explicitly agrees to receive documents electronically including its copy of this signed Agreement as well as ongoing disclosures, communications, and notices.

Agreed as of the date set forth above by and between:

ISSUER:

Blockstack PBC

By:

Name:
Title:

ESCROW AGENT:

Prime Trust, LLC

By:

Name:
Title:

SCHEDULE A

(CONFIDENTIAL)

ESCROW AGENT FEES

Service	Fees
Account Setup (one-time per offering)	$500
Account Maintenance Fee (Monthly)	$25
Accounting Fee (1)	$5
Funds Processing Fees
-ACH	$1.00
-Credit Cards (2)	$0
-Wires (US / Int’l)	$15 / $35
-Checks (3)	$10
-ACH Exceptions	$8
-ACH Batch Distribution (per distribution batch)	$25
Escrow Closing Transactions (1)	$150
Escrow Account Termination	$150
Escrow Account Extension	$250
Bank Surcharges	Fees Vary
Brokers & Portals (Tri-Party ESA)	N/A
Specialized Services	Quotes Upon Request

(1)   One-time fee per transaction to manually post funds received.

(2)   ACH transfer fees may apply if sweeps are required form a master account to offer-specific escrow accounts.

(3)   One-time fee per transaction to manually post funds received.

Technology
API License Fee (per offering)	$300/mo
Transaction Fee (per completed investment)	Tiered (see Rider A)
eSign Subscription Agreements	$1.00
Investor Accreditation	n/a
Investor & Cap Table Mgmt Toolkit	n/a

Entity Type	Bad Actor Check Fees
US Individual	$45
US Entity	$45
International Individual	$100
International Entity	$160

Rider A:

Prime Trust and FundAmerica have established investment transaction pricing tiers that will afford CoinList “volume pricing” as the number of investment transactions grows over the course of each offering. The pricing tiers are defined in the following table:

	Transactions*	Transaction Fee	Discount
Tier 1	1 – 250	$15	—
Tier 2	251 – 1000	$8	47%
Tier 3	1001 +	$6	60%

* Transactions are completed investment commitments, regardless of whether funds are received or the investment is ultimately accepted by the issuer. “Transaction Fee” is the FundAmerica per-investment system license fee, which is normally $15 per investment.

Tiers are achieved by tracking the number of investments in an offering.  All other pricing remains as stated.

Example Cost Calculation: 1,150 Investment Transactions

		TRANSACTION FEE
	Transactions	Rate	Ext.	Total
TIER 1	250	$15	$3,750	$4,500
TIER 2	750	$8	$6,000	$8,250
TIER 3	150	$6	$900	$1,200
TOTALS	1,150		$10,650	$13,950

We are pleased to offer you this unique volume discount.